EXHIBIT 99.1

April 21, 2020

Tofutti Press Release

Company Contact:	Steve Kass
Chief Financial Officer
(908) 272-2400
(908) 272-9492 (Fax)

TOFUTTI ANNOUNCES 2019 RESULTS

Company Reports Net Income of $78,000 in 2019 Compared to
Net Income of $507,000 in Prior Year

Cranford, New Jersey — April 21, 2020 — TOFUTTI BRANDS INC. (OTCQB Symbol: TOFB) issued its results for the fiscal year ended December 28, 2019 today.

The Company reported net income of $78,000 ($0.02 per share) on net sales of $13,130,000 for the fiscal year ended December 28, 2019 compared to net income of $507,000 ($0.10 per share) on net sales of $13,066,000 for the fiscal year ended December 29, 2018.

Sales of vegan cheese products increased to $11,241,000 in fiscal 2019 from $10,811,000 in fiscal 2018 and sales of our frozen dessert and frozen food product lines decreased to $1,889,000 in fiscal 2019 from $2,255,000 in fiscal 2018. The increase in sales of vegan cheese products was attributable in great measure to increased sales of our food service sized BETTER THAN CREAM CHEESE and BETTER THAN SOUR CREAM products. Vegan cheese product sales were negatively impacted by the termination of our relationship with our master distributor for Europe, who encountered financial difficulties and by new customs requirements in Israel, which impacted all imports into that country. Sales of our frozen dessert products were negatively impacted by the unavailability of certain frozen novelties due to the startup of our new frozen novelty plant in 2019.

The Company’s gross profit for the year ended December 28, 2019 decreased by $67,000 to $4,037,000, and its gross profit percentage remained steady at 31%.

As of December 28, 2019, the Company had approximately $558,000 in cash and cash equivalents and working capital of $3,840,000 compared with $1,414,000 in cash and cash equivalents and working capital of $3,896,000 at December 29, 2018.

Recent Events

The current severity of the COVID -19 pandemic and the uncertainty regarding the length of its effects could have negative consequences for the Company. To date, the effects of the pandemic have not materially affected the Company’s operations. All of its co-packing facilities are currently operating as normal and the pandemic has not constrained any of its production requirements. The Company continues to be able to schedule trucks for delivery and a large majority of its customers are still operating and ordering the Company’s products as before.

Most of the Company’s administrative functions are being performed remotely. A small crew maintains the office for those functions that cannot be handled remotely. The Company’s ability to collect money, pay bills, handle customer and consumer communications, schedule production, and order ingredients necessary for its production has not been impacted. To date, the pandemic has had minimal impact on the Company’s sales. The majority of the Company’s sales relate to retail products sold in supermarkets. Supermarket sales in general have seen a substantial surge in business due to the pandemic, as consumers stock up on all products that they would normally purchase. The only negative effect to the Company’s business to date has been with respect to its food service sales to retail outlets, such as restaurants and small food shops, which account for a small part of its total business.

To date we have not experienced a significant change in the timeliness of payments of our invoices and our cash position remains stable with approximately $900,000 of cash and cash equivalents as of March 31, 2019.

Mr. David Mintz, Chairman and Chief Executive Officer of the Company stated, “During fiscal 2019 our vegan cheese product revenues showed a modest increase despite lower export sales in the United Kingdom and Israel while our frozen dessert sales continued to be hampered by the unavailability of certain frozen novelties. We are continuing to meet market demand for our products during this period of uncertainty arising from the spread of the coronavirus while maintaining the safety of our employees, substantially all of whom are working remotely. We look forward to emerging from this perilous period as a stronger and more profitable company,” concluded Mr. Mintz.

About Tofutti Brands Inc. Founded in 1981, Tofutti Brands Inc. develops and distributes a complete line of plant-based products. The Company sells more than 35 milk-free foods including cheese products, frozen desserts and prepared frozen dishes. Tofutti Brands Inc. is a proven innovator in the food industry and has developed a full line of delicious and healthy dairy-free foods. Available throughout the United States and in more than 15 countries, Tofutti Brands answers the call of millions of people who are allergic or intolerant to dairy or wish to maintain a kosher or vegan diet. Tofutti’s product line includes plant-based ice cream pints, cones, Tofutti Cutie® sandwiches and novelty bars. Tofutti also sells a prepared food entrée, Mintz’s Blintzes®, made with Tofutti’s milk-free cheeses such as Better Than Cream Cheese® and Sour Supreme®. For more information, visit www.tofutti.com.

Forward-Looking Statements. Some of the statements in this press release concerning the Company’s future prospects are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Actual results may vary significantly based upon a number of factors including, but not limited to business conditions both domestic and international, competition, changes in product mix or distribution channels, resource constraints encountered in promoting and developing new products and other risk factors detailed in the Company’s filings with the Securities and Exchange Commission, including its annual report on Form 10-K.

TOFUTTI BRANDS INC.

Statements of Income
(in thousands, except per share figures)

	Fiscal year ended December 28, 2019*	Fiscal year ended December 29, 2018*

Net sales	$13,130	$13,066
Cost of sales	9,093	8,962
Gross profit	4,037	4,104
Total operating expenses	3,929	3,732
Income from operations	108	372
Interest expense- related party	25	25
Income before provision for income tax	83	347
Income tax expense (benefit)	5	(160)
Net income	$78	$507
Weighted average common shares outstanding:
Basic and diluted	5,154	5,154
Net income per common share:
Basic and diluted	$0.02	$0.10

* Derived from audited financial information.

TOFUTTI BRANDS INC.

Balance Sheets
(in thousands, except per share figures)

	December 28, 2019*	December 29, 2018*
Assets
Current assets:
Cash and cash equivalents	$514	$558
Accounts receivable, net of allowance for doubtful accounts and sales promotions of $407 and $491, respectively	1,819	2,128
Inventories	1,929	1,714
Prepaid expenses and other current assets	120	82
Deferred costs	—	54
Total current assets	4,382	4,536

Deferred tax assets	217	217
Fixed assets (net of accumulated depreciation of $5 and $0, respectively)	145	121
Operating lease right-of-use assets	252	—
Other assets	30	16
Total assets	$5,026	$4,890

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	167	368
Accrued expenses	375	272
Total current liabilities	542	640

Convertible note payable-long term-related party	500	500
Operating lease liabilities	156	—
Total liabilities	1,198	1,140

Stockholders’ equity:
Preferred stock - par value $.01 per share; authorized 100,000 shares, none issued	—	—
Common stock - par value $.01 per share; authorized 15,000,000 shares, issued and outstanding 5,153,706 shares at December 28, 2019 and December 29, 2018	52	52
Additional paid-in capital	207	207
Retained earnings	3,569	3,491
Total stockholders’ equity	3,828	3,750
Total liabilities and stockholders’ equity	$5,026	$4,890

* Derived from audited financial information.